EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
August 5, 2010	Nasdaq-EVOL

Evolving Systems Extends Revenue and Earnings Growth Trends

Q2 net income up 31% to $1.4 million — $0.13 EPS

•                  Most profitable Q2 as public company

First half net income up 26% to $2.6 million — $0.24 EPS

•                 Most profitable first half since 2003

Q2 revenue up 1% to $9.7 million; first half up 5% to $19.5 million

•                  Q2 new products revenue up 21%; first half up 73%

Balance Sheet continues to improve

•                  Q2 working capital up 34% over Q1 to $6.7 million

Board of Directors declares third quarter dividend of $0.05 per share

ENGLEWOOD, Colorado – Evolving Systems, Inc. (Nasdaq-EVOL), a leading provider of software solutions and services to the wireless, wireline and cable markets, today reported continued growth in revenue and earnings for its second quarter and six-month period ended June 30, 2010.

“The fact that we are working on our fourth consecutive year of revenue growth and reporting our highest second quarter profitability as a public company in a challenging global economy is a testament to the strength of our product portfolio, our customer relationships and our dedicated global employee base,” said Thad Dupper, CEO.  “Our strategic focus on new product sales in emerging markets has been very effective.  In the second quarter we achieved two new customer wins in emerging markets, one with a major carrier who is implementing our new Dynamic SIM Allocation™ (DSA) and another involving our International NumeriTrack® (iNT) solution.  We followed that with an early third quarter DSA win with a cable operator preparing to launch a next generation wireless service.  With these recent DSA and iNT wins and a solid sales pipeline, we expect to continue our new product momentum in the second half of 2010.”

Second Quarter Results

Net income increased 31% in the second quarter of 2010 to $1.4 million from $1.1 million in the same quarter last year.  EPS was $0.14 per basic and $0.13 per diluted share, up from $0.11 per basic and diluted share a year ago.  Non-GAAP net income increased 24% to $1.8 million from $1.4 million, or $0.17 per diluted share versus $0.14 per diluted share a year ago.  Non-GAAP adjusted EBITDA was $2.5 million, a 4%

increase over $2.4 million in the same quarter last year.  It was Evolving Systems’ most profitable second quarter as a public company.

Operating income increased 5% in the second quarter to $1.9 million from $1.8 million and was the Company’s 16th consecutive quarter of positive operating income.

Revenue in the second quarter increased to $9.7 million, up 1% from $9.6 million a year ago.  License fees and services revenue increased 6% to $5.7 million from $5.4 million, more than offsetting a 4% decline in customer support revenue.  Revenue mix by product family included $5.5 million in Activation, $3.7 million in Numbering Solutions and $0.5 million in Mediation.  New products represented 25% of total revenue in the second quarter while emerging markets revenue increased to $3.6 million in the second quarter from $3.5 million in the same quarter last year.

Total costs of revenue and operating expenses in the second quarter remained essentially flat at $7.9 million.  Product development expense increased 63% to $1.1 million from $0.7 million but was offset by declines in most other expense categories.

Six month results

Net income for the first six months of 2010 increased 26% to $2.6 million from $2.1 million in the same period a year ago.  The Company reported EPS of $0.26 per basic and $0.24 per diluted share through six months versus $0.21 per basic and diluted share in the first six months of 2009. Non-GAAP net income increased 22% to $3.3 million from $2.7 million, or $0.31 per diluted share versus $0.27 per diluted share a year ago.  Non-GAAP adjusted EBITDA was up 6% to $4.5 million from $4.3 million last year.

Operating income for the first six months increased 6% to $3.4 million from $3.2 million in the same period a year ago.  As a percentage of revenue, operating income improved to 17.4% in 2010 from 17.2% in 2009.

Six-month revenue increased 5% to $19.5 million from $18.5 million in the same period last year.  It was the Company’s best first half revenue total since 2005.  License fees and services revenue grew by 12% in the first half — to $11.3 million from $10.1 million — representing the Company’s strongest first half in that category since 2001 and more than offsetting a 2% decline in customer support revenue. First half revenue mix included $11.3 million in Activation, $7.2 million in Numbering Solutions and $1.0 million in Mediation.  New products represented 28% of first half revenue, up from 17% in the same period last year.  Emerging markets customers contributed $7.7 million to revenue in the first six months as compared with $5.9 million in the first half of 2009.

Total costs of revenue and operating expenses in the first six months increased 5% to $16.1 million from $15.3 million in the same period last year.  Product development costs increased 69%, or $0.9 million, year over year as the Company added features to, and enhanced the functionality of, its Dynamic SIM Allocation™ (DSA) solution.

Bookings and Backlog Highlights

In addition to winning follow-on business with existing customers in the second quarter, the Company signed contracts with two new customers in Central and Latin America (CALA), resulting in a record high bookings quarter for CALA.  New customers include a major Brazilian operator who selected Evolving Systems’ DSA solution and a leading Mexican carrier who is implementing the Company’s active number resource management solution.

On a sequential quarter basis, license fees and services bookings increased 25% in the second quarter to $5.0 million from $4.0 million in the first quarter, led by a 132% sequential improvement in DSA orders.   Compared to the second quarter of 2009 license and services bookings declined 17% due to lower sales from both DSA and service activation.  Total bookings were $7.1 million inclusive of $2.1 million from customer support.    By product category, second quarter bookings included $4.8 million in Activation, $1.5 million in Numbering Solutions and $0.8 million in Mediation.

For the six-month period total bookings were $15.0 million versus $16.7 million a year ago, which again was due to lower license fee and services sales for the comparative periods.  Total bookings included $9.0 million in license fees and services and $6.0 million in customer support.  By product category for the first six months, bookings included $8.4 million in Activation, $5.3 million in Numbering Solutions, and $1.3 million in Mediation.  The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

Backlog at June 30, 2010, was $15.8 million, down from $19.3 million at the same time last year.  Backlog was comprised of $6.0 million in license fees and services and $9.8 million in customer support.

Balance Sheet Highlights

With no long-term debt, the Company continued to strengthen its balance sheet in the second quarter.  Working capital increased 34% to $6.7 million at June 30, 2010, from $5.0 million in the first quarter.  Cash and cash equivalents totaled $9.2 million at mid-year, up 71% from $5.4 million at 2009 year-end.  The Company generated $5.4 million in cash from operations through the first six months, a 237% increase over $1.6 million in the first half of 2009.

Quarterly Dividend

The Company also announced that its Board of Directors declared a third quarter cash dividend of $0.05 per share, payable October 15, 2010, to stockholders of record September 10, 2010.

Any determination to declare a future quarterly dividend, as well as the amount of any cash dividend which may be declared, will be based on the Company’s financial position, earnings, earnings outlook, capital expenditure plans and other relevant factors at that time.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers.  The conference ID is 89943574.  A telephone replay will be available through August 12, 2010, and can be accessed by calling 1-800-642-1687 or 1-706-645-9291, passcode 89943574.  To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com.  A replay of the Webcast will be accessible at that website through August 12, 2010.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions.)  Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA relates to a covenant contained in the Company’s loan agreements and therefore can be useful for lenders as an indicator of earnings available to service debt.  Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems

Evolving Systems, Inc. is a provider of software and services to more than 70 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Service Activation, Service Verification, Dynamic SIM Allocation, Number Portability, Number Inventory and Mediation solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, Germany, India and Malaysia.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly or six-month results that are similar to those described in this press release and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 8, 2010, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer	Sarah Hurp
Pfeiffer High Investor Relations, Inc.	Marketing Manager
303.393.7044	Evolving Systems
jay@pfeifferhigh.com	+44 1225 478060
sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue:
License fees and services	$5,668	$5,359	$11,293	$10,104
Customer support	4,081	4,270	8,166	8,368
Total revenue	9,749	9,629	19,459	18,472
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,961	2,065	4,107	3,742
Costs of customer support, excluding depreciation and amortization	1,150	1,401	2,286	2,834
Sales and marketing	1,851	1,942	3,761	3,829
General and administrative	1,457	1,399	2,950	2,832
Product development	1,121	686	2,329	1,381
Depreciation	151	158	300	314
Amortization	166	183	340	354
Total costs of revenue and operating expenses	7,857	7,834	16,073	15,286
Income from operations	1,892	1,795	3,386	3,186
Other income (expense):
Interest income	1	18	4	23
Interest expense	(22)	(161)	(61)	(418)
Foreign currency exchange loss	(107)	(497)	(149)	(662)
Other income (expense), net	(128)	(640)	(206)	(1,057)
Income before income taxes	1,764	1,155	3,180	2,129
Income tax expense	322	53	566	58
Net income	$1,442	$1,102	$2,614	$2,071
Basic income per common share	$0.14	$0.11	$0.26	$0.21
Diluted income per common share	$0.13	$0.11	$0.24	$0.21
Weighted average basic shares outstanding	10,050	9,777	10,022	9,771
Weighted average diluted shares outstanding	10,753	9,976	10,673	9,912

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$9,174	$5,369
Contract receivables, net	4,522	11,344
Unbilled work-in-progress	3,725	1,720
Prepaid and other current assets	1,497	1,917
Total current assets	18,918	20,350
Property and equipment, net	1,178	1,196
Amortizable intangible assets, net	1,429	1,864
Goodwill	21,422	22,295
Long-term restricted cash	50	50
Other long-term assets	44	82
Total assets	$43,041	$45,837
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$26	$357
Accounts payable and accrued liabilities	5,196	4,531
Unearned revenue	7,013	10,688
Total current liabilities	12,235	15,576
Long-term liabilities:
Long-term debt and other obligations	22	1,535
Deferred foreign income taxes	127	257
Total liabilities	12,384	17,368
Stockholders’ equity:
Common stock	10	10
Additional paid-in capital	84,585	83,499
Accumulated other comprehensive loss	(4,252)	(3,242)
Accumulated deficit	(49,686)	(51,798)
Total stockholders’ equity	30,657	28,469
Total liabilities and stockholders’ equity	$43,041	$45,837

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Non-GAAP net income and income per share data

GAAP net income	$1,442	$1,102	$2,614	$2,071
Amortization of intangible assets	166	183	340	354
Stock-based compensation expense	249	225	496	426
Income tax adjustment for non-GAAP*	(67)	(68)	(135)	(131)
Non-GAAP net income	$1,790	$1,442	$3,315	$2,720
Diluted net income per share
GAAP	$0.13	$0.11	$0.24	$0.21
Non-GAAP	$0.17	$0.14	$0.31	$0.27
Shares used to compute diluted EPS	10,753	9,976	10,673	9,912

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Adjusted EBITDA

Net income	$1,442	$1,102	$2,614	$2,071
Depreciation	151	158	300	314
Amortization	166	183	340	354
Stock-based compensation expense	249	225	496	426
Interest expense and other (benefit), net	128	640	206	1,057
Income tax expense	322	53	566	58
Adjusted EBITDA	$2,458	$2,361	$4,522	$4,280